Exhibit 99.1

NEWS RELEASE

April 27, 2006 FOR IMMEDIATE RELEASE	Contact: Scott R. Royster, EVP & CFO 301-429-2642
RADIO ONE, INC.
Amends its $800 Million Senior Credit Facility
Washington, DC - Radio One, Inc. (NASDAQ: ROIAK and ROIA) announced today amendments to certain financial covenants in its existing $800 million senior credit facility. The total leverage ratio was increased for the second fiscal quarter of 2006 through fiscal year end 2007 and the interest coverage ratio was reduced for all of fiscal year 2006 through the first fiscal quarter of 2008. The other material terms and conditions of the senior credit facility, including maturity, interest rate and other financial covenants, were not affected by the amendment.
Executive Vice President and CFO, Scott Royster stated, “We are very pleased with the support shown to us by our bank group. This amendment will provide Radio One with additional financial flexibility in a time of uncertainty in the radio industry.”
Radio One, Inc. (www.radio-one.com) is the nation’s seventh largest radio broadcasting company (based on 2005 net broadcast revenue) and the largest radio broadcasting company that primarily targets African-American and urban listeners. Pro forma for announced acquisitions, Radio One owns and/or operates 71 radio stations located in 22 urban markets in the United States and reaches approximately 14 million listeners every week. Radio One also owns approximately 36% of TV One, LLC (www.tvoneonline.com), a cable/satellite network programming primarily to African-Americans, which is a joint venture with Comcast Corporation and DIRECTV. Additionally, Radio One owns 51% of Reach Media, Inc. (www.blackamericaweb.com), owner of the Tom Joyner Morning Show and other businesses associated with Tom Joyner, a leading urban media personality, Syndication One (a joint venture with Reach Media), which syndicates the country’s only nationwide terrestrial radio African-American news/talk network, and programs “XM 169 The POWER” an African-American news/talk channel on XM Satellite Radio.
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, seasonal nature of the business, granting of rights to acquire certain portions of the acquired company’s or radio station’s operations, market ratings, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations and agreed upon conditions to closing. Important factors that could cause actual results to differ materially are described in Radio One’s reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.
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